Exhibit 99.1

Aurora Diagnostics Announces the Expiration of Private Exchange Offer and Consent

Solicitation for All of Its Outstanding 10.750% Senior Notes due 2018

PALM BEACH GARDENS, FLORIDA—May 23, 2017—Aurora Diagnostics Holdings, LLC (the “Company”) and Aurora Diagnostics Financing, Inc. (together with the Company, the “Issuers”) announced today the expiration of their previously announced private offer to exchange (the “Exchange Offer”) any and all of the Issuers’ outstanding 10.750% Senior Notes due 2018 (the “Existing Notes”) for a combination of new 12.250% Increasing Rate Senior Notes due 2020 of the Issuers (the “New Notes”) and warrants to purchase common units of the Company (“Warrants”). In connection with the Exchange Offer, the Issuers also solicited the consents (the “Consent Solicitation”) of the holders of the Existing Notes to adopt certain amendments to the indenture governing the Existing Notes. The Exchange Offer and Consent Solicitation expired at 5:00 p.m., New York City time, on May 22, 2017 (the “Expiration Time”).

As previously announced, as of 5:00 p.m., New York City time, on May 5, 2017 (the “Early Tender Time”), an aggregate of $197,979,000 principal amount of Existing Notes, representing 99.0% of the Existing Notes outstanding, had been validly tendered and not withdrawn. Following the Early Tender Time and prior to the Expiration Time, an additional $121,000 principal amount of Existing Notes, representing 0.05% of the Existing Notes outstanding, had been validly tendered and not withdrawn. The Issuers expect to deliver the New Notes and Warrants to be exchanged for the Existing Notes validly tendered and not validly withdrawn on or about May 25, 2017 (the “Settlement Date”).

Existing Notes validly tendered and not validly withdrawn prior to the Early Tender Time will receive the early tender consideration of $1,000 principal amount of New Notes and Warrants to purchase 15.366 common units of the Company for each $1,000 principal amount of Existing Notes tendered. Existing Notes validly tendered and not validly withdrawn after the Early Tender Time will receive the late tender consideration of $970 principal amount of New Notes and Warrants to purchase 15.366 common units of the Company for each $1,000 principal amount of Existing Notes tendered. Participating holders will also receive, with respect to their Existing Notes accepted for exchange, accrued and unpaid interest, in cash, from the last applicable interest payment date up to, but not including, the Settlement Date, on July 15, 2017, the first interest payment date for the New Notes.

Immediately following the Settlement Date, approximately $1,900,000 in aggregate principal amount of Existing Notes will remain outstanding.

On the Settlement Date, the supplemental indenture to the indenture governing the Existing Notes that the Issuers entered into on May 5, 2017 to effect the amendments for which consents were sought in the Consent Solicitation, will become operative and the amendments will apply to all holders of the Existing Notes.

The New Notes will be issued under an indenture to be dated as of the Settlement Date, by and among the Issuers, certain subsidiary guarantors and U.S. Bank National Association, as trustee. The New Notes will be issued in the form of a global note in definitive, fully registered, book-entry form and deposited with or on behalf of DTC. The Warrants will be issued in certificated form and delivered to each holder at the address provided by such holder in connection with the tender of the Existing Notes. The Warrants will not be eligible to be held through brokers or other DTC participants and will only be transferable through the offices of the transfer agent.

The Exchange Offer was made, and the New Notes and the Warrants were offered, in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided under Section 3(a)(9) of the Securities Act.

This press release shall not constitute a solicitation of consents, an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Aurora Diagnostics

Aurora Diagnostics is a leading independent pathology services and cancer diagnostics company, offering integrated diagnostic and personalized medicine consultations and information technology solutions to physicians and hospital systems. Aurora Diagnostics also provides services to pharmaceutical companies and other research entities to support their efforts to develop new cancer treatments.

Contacts

Investors:

John D’Achille

Director of Financial Reporting

jdachille@auroradx.com

or

Media:

Halldin PR

Bill Halldin, 916-781-0657

bill@halldinpr.com

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